Exhibit 99.1

FERRELLGAS PARTNERS REPORTS

SOLID START TO FISCAL YEAR

OVERLAND PARK, KAN., December 6, 2013/PR Newswire/ — Ferrellgas Partners, L.P. (NYSE:FGP), one of the nation’s largest distributors of propane, today reported results for the fiscal 2014 first quarter ended October 31.

The partnership reported Adjusted EBITDA of $26.4 million and Distributable Cash Flow of $3.0 million producing trailing 12 month distributable cash flow coverage of 1.08x on cash distributions paid to unitholders.  Revenues grew to $415.0 million, up 14% from $362.9 million in the prior-year quarter, reflecting both an increase in wholesale propane costs and sales volumes.

Gross profit rose 2% to a near record $142.9 million from $140.1 million a year earlier on increased sales volumes partially offset by lower retail margins adversely affected by the higher wholesale cost of propane that rose 20% over the year before.

President and Chief Executive Officer Steve Wambold commented, “Fiscal 2014 is off to a solid start with nationwide winter temperatures forecasted near normal levels this coming season.  Based on these weather forecasts, our first-quarter results and the strength of our underlying fundamentals, we project Adjusted EBITDA between $265 million and $275 million for fiscal 2014.”

- more -

Propane sales grew 6% to 191.0 million gallons based upon increased wholesale and agricultural demand in the quarter.  Correspondingly, operating expense increased to $103.0 million, from $96.4 million the year before, each representing $0.54 per gallon sold.  General and administrative expense was $9.5 million, compared to $8.1 million in the year prior, each excluding nonrecurring litigation reserve and related legal fees that totaled $1.3 million and $0.7 million, respectively.  The partnership also expensed $0.3 million in the quarter associated with corporate development activities that ultimately did not result in a transaction.  The seasonal first-quarter loss was $25.1 million, or $0.31 per unit, compared to $17.8 million, or $0.22 per unit.

Wambold commented further, “We were very active in our acquisition efforts this quarter bidding on several growth opportunities; successfully acquiring KanGas Corporation, located in Basehor, KS during November.  We will continue to aggressively seek operations that strategically enhance our business operations, while maintaining our strict acquisition criteria.”  Wambold concluded, “We further positioned ourselves for growth with the successful offering of $325 million 6.75% senior notes due 2022, which were used to refinance our existing $300 million 9.125% senior notes due 2017, and refinancing of our credit facility.  These transactions immediately increased our borrowing capacity more than $100 million while at the same time materially reducing interest expense going forward; we expect to save approximately $3.0 million in fiscal 2014 and approximately $5.0 million annually thereafter as a result of these transactions.”

- more -

Ferrellgas Partners, L.P., through its operating partnership Ferrellgas L.P., serves customers in all 50 states, the District of Columbia and Puerto Rico.  Ferrellgas employees indirectly own more than 21 million common units of the partnership through an employee stock ownership plan.  More information about the partnership can be found online at www.ferrellgas.com.

Statements in this release concerning expectations for the future are forward-looking statements. A variety of known and unknown risks, uncertainties and other factors could cause results, performance and expectations to differ materially from anticipated results, performance and expectations. These risks, uncertainties and other factors are discussed in the Form 10-K of Ferrellgas Partners, L.P., Ferrellgas Partners Finance Corp., Ferrellgas, L.P., and Ferrellgas Finance Corp. for the fiscal year ended July 31, 2013, and other documents filed from time to time by these entities with the Securities and Exchange Commission.

Contact:

Tom Colvin, Investor Relations, (913) 661-1530 or tomcolvin@ferrellgas.com

Scott Brockelmeyer, Media Relations, (913) 661-1830 or scottbrockelmeyer@ferrellgas.com

# # #

FERRELLGAS PARTNERS, L.P.  AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except unit data)

(unaudited)

	October 31, 2013	July 31, 2013
ASSETS
Current Assets:
Cash and cash equivalents	$8,435	$6,464
Accounts and notes receivable, net (including $167,645 and $130,025 of accounts receivable pledged as collateral at October 31, 2013 and July 31, 2013, respectively)	178,549	131,791
Inventories	140,795	117,116
Prepaid expenses and other current assets	42,647	25,608
Total Current Assets	370,426	280,979

Property, plant and equipment, net	587,065	589,727
Goodwill	253,362	253,362
Intangible assets, net	184,296	189,516
Other assets, net	46,125	42,444
Total Assets	$1,441,274	$1,356,028

LIABILITIES AND PARTNERS’ DEFICIT

Current Liabilities:
Accounts payable	$87,014	$49,128
Short-term borrowings	115,083	50,054
Collateralized note payable	97,000	82,000
Other current liabilities	126,943	121,102
Total Current Liabilities	426,040	302,284

Long-term debt (a)	1,116,150	1,106,940
Other liabilities	33,977	33,431
Contingencies and commitments

Partners’ Deficit:
Common unitholders (79,081,819 and 79,072,819 units outstanding at October 31, 2013 and July 31, 2013, respectively)	(85,633)	(28,931)
General partner unitholder (798,806 and 798,715 units outstanding at October 31, 2013 and July 31, 2013, respectively)	(60,934)	(60,362)
Accumulated other comprehensive income	11,155	1,697
Total Ferrellgas Partners, L.P. Partners’ Deficit	(135,412)	(87,596)
Noncontrolling Interest	519	969
Total Partners’ Deficit	(134,893)	(86,627)
Total Liabilities and Partners’ Deficit	$1,441,274	$1,356,028

(a) The principal difference between the Ferrellgas Partners, L.P. balance sheet and that of Ferrellgas, L.P., is $182 million of 8.625% notes which are liabilities of Ferrellgas Partners, L.P. and not of Ferrellgas, L.P.

FERRELLGAS PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

FOR THE THREE AND TWELVE MONTHS ENDED OCTOBER 31, 2013 AND 2012

(in thousands, except per unit data)

(unaudited)

	Three months ended		Twelve months ended
	October 31		October 31
	2013	2012	2013	2012
Revenues:
Propane and other gas liquids sales	$382,223	$335,281	$1,786,209	$1,982,007
Other	32,807	27,628	241,379	181,568
Total revenues	415,030	362,909	2,027,588	2,163,575

Cost of product sold:
Propane and other gas liquids sales	258,754	213,657	1,137,358	1,412,421
Other	13,346	9,197	148,605	97,894

Gross profit	142,930	140,055	741,625	653,260

Operating expense (including $626 of severance costs for the twelve month period ended October 31, 2012)	102,966	96,434	416,591	396,003
Depreciation and amortization expense	20,215	20,875	82,684	84,042
General and administrative expense (including $429 of severance costs for the twelve month period ended October 31, 2012)	10,781	8,774	44,034	36,526
Equipment lease expense	4,066	3,923	16,126	15,042
Non-cash employee stock ownership plan compensation charge	3,043	2,402	16,410	9,263
Non-cash stock and unit-based compensation charge (b)	4,431	3,092	14,884	9,018
Loss on disposal of assets	357	271	10,507	5,997

Operating income (loss)	(2,929)	4,284	140,389	97,369

Interest expense	(22,093)	(22,435)	(88,803)	(92,302)
Loss on extinguishment of debt	(301)	—	(301)	0
Other income, net	216	91	690	630

Earnings (loss) before income taxes	(25,107)	(18,060)	51,975	5,697

Income tax expense (benefit)	(50)	(264)	2,069	1,494

Net earnings (loss)	(25,057)	(17,796)	49,906	4,203

Net earnings (loss) attributable to noncontrolling interest (a)	(214)	(138)	665	209

Net earnings (loss) attributable to Ferrellgas Partners, L.P.	(24,843)	(17,658)	49,241	3,994

Less: General partner’s interest in net earnings (loss)	(248)	(177)	492	40

Common unitholders’ interest in net earnings (loss)	$(24,595)	$(17,481)	$48,749	$3,954

Earnings (loss) Per Unit
Basic and diluted net earnings (loss) per common unitholders’ interest	$(0.31)	$(0.22)	$0.62	$0.05

Weighted average common units outstanding	79,075.8	79,013.3	79,054.4	78,338.3

Supplemental Data and Reconciliation of Non-GAAP Items:

	Three months ended		Twelve months ended
	October 31		October 31
	2013	2012	2013	2012

Net earnings (loss) attributable to Ferrellgas Partners, L.P.	$(24,843)	$(17,658)	$49,241	$3,994
Income tax expense (benefit)	(50)	(264)	2,069	1,494
Interest expense	22,093	22,435	88,803	92,302
Depreciation and amortization expense	20,215	20,875	82,684	84,042
EBITDA	17,415	25,388	222,797	181,832
Loss on extinguishment of debt	301	—	301	—
Non-cash employee stock ownership plan compensation charge	3,043	2,402	16,410	9,263
Non-cash stock and unit-based compensation charge (b)	4,431	3,092	14,884	9,018
Loss on disposal of assets	357	271	10,507	5,997
Other income, net	(216)	(91)	(690)	(630)
Severance costs	—	—	—	1,055
Nonrecurring litigation reserve and related legal fees	1,325	688	2,205	1,580
Net earnings (loss) attributable to noncontrolling interest	(214)	(138)	665	209
Adjusted EBITDA (c)	26,442	31,612	267,079	208,324
Net cash interest expense (d)	(20,586)	(21,075)	(83,006)	(86,644)
Maintenance capital expenditures (e)	(4,137)	(4,275)	(14,932)	(14,992)
Cash paid for taxes	—	(18)	(532)	(779)
Proceeds from asset sales	1,317	4,771	6,526	9,150
Distributable cash flow to equity investors (f)	$3,036	$11,015	$175,135	$115,059

Propane gallons sales
Retail - Sales to End Users	125,252	124,883	638,292	611,353
Wholesale - Sales to Resellers	65,779	54,555	274,671	249,946
Total propane gallons sales	191,031	179,438	912,963	861,299

(a)  Amounts allocated to the general partner for its 1.0101% interest in the operating partnership, Ferrellgas, L.P.

(b)  Non-cash stock and unit-based compensation charges consist of the following:

	Three months ended		Twelve months ended
	October 31		October 31
	2013	2012	2013	2012
Operating expense	$798	$711	$2,478	$2,291
General and administrative expense	3,633	2,381	12,406	6,727
Total	$4,431	$3,092	$14,884	$9,018

(c)  Adjusted EBITDA is calculated as earnings (loss) before income tax expense (benefit), interest expense, depreciation and amortization expense, loss on extinguishmentof debt, non-cash employee stock ownership plan compensation charge, non-cash stock and unit-based compensation charge, loss on disposal of assets, other income (expense), net, serverance costs, nonrecurring litigation reserve and related legal fees and net earnings (loss) attributable to noncontrolling interest. Management believes the presentation of this measure is relevant and useful because it  allows investors to view the partnership’s performance in a manner similar to the method management uses, adjusted for items management believes makes it easier to compare its results with other companies that have different financing and capital structures. This method of calculating Adjusted EBITDA may not be consistent with that of other companies and should be viewed in conjunction with measurements that are computed inaccordance with GAAP.

(d)  Net cash interest expense is the sum of interest expense less non-cash interest expense and other income (expense), net. This amount includes interest expense related to the accounts receivable securitization facility.

(e)  Maintenance capital expenditures include capitalized expenditures for betterment and replacement of property, plant and equipment.

(f)  Management considers Distributable cash flow to equity investors a meaningful non-GAAP measure of the partnership’s ability to declare and pay quarterly distributions to common unitholders. Distributable cash flow to equity investors, as management defines it, may not be comparable to distributable cash flow or similarly titled measures used by other corporations and partnerships.